EXHIBIT 99.3

PRESS RELEASE

STANADYNE CORPORATION

Completes Sale of Precision Engine Products Corp.

Windsor, CT. August 4, 2006: Stanadyne Corporation announced today that on July 31, 2006 it completed the sale of its wholly-owned subsidiary, Precision Engine Products Corp. to GT Technologies a part of GenTek Inc. (NASDAQ: GETI) of Parsippany, NJ. The proposed transaction was previously announced on June 30th, 2006. The transaction included the sale of the US-based assets of Precision Engine Products Corp. and all of the stock of its wholly-owned subsidiary in Brazil, Precision Engine Products, Ltda. The transaction totaled $25 million in cash, less an adjustment for estimated closing working capital, with an additional potential for $10 million based on the achievement of certain performance levels during the twelve months following the sale. Net proceeds from the sale will be used to repay amounts outstanding under Stanadyne’s senior credit facility.

Stanadyne Corporation is a leader in technology and services for engine components and fuel systems including diesel fuel injection and filtration systems, and oil and fuel supply pumps used in agricultural, construction, automotive, marine, and industrial vehicle and equipment applications. The Company is headquartered in Windsor, Connecticut and has facilities in the United States, France, Italy, and India.

Stanadyne’s statements in this press release that are not historical, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be impacted by: (1) increased competition; (2) increased costs; (3) loss or retirement of key members of management; (4) increases in the Company’s cost of borrowing or inability or unavailability of additional debt or equity capital; (5) loss of material customers; (6) adverse state or federal legislation or regulation or adverse determinations in pending litigation; (7) changes in the value of the U.S. dollar relative to foreign currencies of countries where the Company conducts its business; and (8) changes in general economic conditions and/or in the automobile, light duty trucks, agricultural and construction vehicles and equipment, industrial products and marine equipment markets in which the Company competes. Many of such factors are beyond the control of the Company and its management. Any forward-looking statements contained in this press release speak only as of the date on which such statements were made. The Company assumes no duty to update them, reflect new, changing or unanticipated events or circumstances.